Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 11, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of AFC Enterprises, Inc. and subsidiaries on Form 10-K for the year ended December 28, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File No. 56444, effective March 2, 2001, File No. 333-98867, effective August 28, 2002, and File No. 333-137087, effective September 1, 2006) and on Form S-3 (File No. 333-86914).
/s/ GRANT THORNTON LLP
Atlanta, Georgia
March 11, 2009